Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Commercial Vehicle Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑124590, 333-145120, 333-161219, 333-176020, and 333-198312) on Form S-8 and the registration statement (No. 333-163276) on Form S-3 of Commercial Vehicle Group, Inc. of our reports dated March 9, 2017, with respect to the consolidated balance sheets of Commercial Vehicle Group, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Commercial Vehicle Group, Inc.

Columbus, Ohio
March 9, 2017